Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

I hereby consent to (a) the incorporation by reference into the Registration Statement on Form S-1 of ZaZa Energy Corporation (the “Company”) to be filed on or about November 27, 2013 (the “Registration Statement”) of my report, and all references thereto, dated March 14, 2012, relating to the estimated reserves attributable to various properties owned by ZaZa Energy, LLC, a subsidiary of the Company, as of January 1, 2012 included in, or made a part of, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on June 15, 2012 and (b) all references to my name, in the form and context in which such references appear, including under the heading “Experts,” in the Registration Statement.

/s/ Rex D. Morris
Rex D. Morris
Consultant Reservoir Engineer

Corpus Christi, Texas
November 27, 2013